================================================================================

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for use of the Commission Only

                       (as permitted by Rule 14a-6(e)(2))

                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section

                                   240.14a-12

                           THE SAVANNAH BANCORP, INC.

                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

                        Payment of Filing Fee (Check the appropriate box):

                [X]      No fee required

                [ ] Fee computed on table below per Exchange Act Rules
                           14a-6(i)(4)and 0-11.

            1) Title of each class of securities to which transaction
                                    applies:

            2) Aggregate number of securities to which transaction
                                    applies:

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                (Set forth the amount on which the filing fee is
                  calculated and state how it was determined):

            4) Proposed maximum aggregate value of transaction:

            5) Total fee paid:

               [ ] Fee paid previously with preliminary materials.

               [ ] Check box if any part of the fee is offset as provided by
                   Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                   1) Amount Previously Paid:
                   2) Form, Schedule or Registration Statement No.:
                   3) Filing Party:
                   4) Date Filed:

================================================================================
                                       1

                           THE SAVANNAH BANCORP, INC.

                                 25 Bull Street
                             Savannah, Georgia 31401

                                 March 17, 2000



Dear Shareholder,

The 2000 Annual Meeting of The Savannah Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 18, 2000, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia. The directors and officers join me in inviting you to attend the meeting.

Enclosed are the Secretary's official Notice Of Annual Meeting, a Proxy Statement and a Form of Proxy. Please sign the proxy and return it in the enclosed self-addressed envelope so that your shares will be voted at the meeting if you are unable to attend.

Shareholders who own stock in brokerage accounts and receive this information from ADP Proxy Services may also vote their shares using the internet. Please follow the instructions on the enclosed voting materials.

We look forward to seeing you on April 18.

                                                     Sincerely,


                                                     /s/ Archie H. Davis

                                                     Archie H. Davis
                                                     President and Chief
                                                     Executive Officer

Enclosures

                          THE SAVANNAH BANCORP, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 18, 2000

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Savannah Bancorp, Inc. (the "Company") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on April 18, 2000, at 11:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

  I. To elect six Directors of the First Class to serve until the annual meeting of shareholders in 2003.

 II. To approve an additional 100,000 incentive stock option shares for future issuance under the Incentive Stock Option Plan adopted by the shareholders in 1995.

III. To ratify the appointment of BDO Seidman, LLP as independent accountants to audit the Company's financial statements for the year 2000.

 IV. To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

       Only stockholders of record of The Savannah Bancorp, Inc. at the close of business on March 3, 2000, are entitled to notice of and to vote at the Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ J. Wiley Ellis

                                            J. Wiley Ellis
                                            Chairman of the Board

March 17, 2000


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSALS REFERRED TO ABOVE AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                 PROXY STATEMENT
                                  INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of The Savannah Bancorp, Inc. (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company from holders of the outstanding shares of the $1.00 par value common stock of the Company (the "Common Stock") for use at the Annual Meeting of Shareholders of the Company to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on April 18, 2000, at 11:00 a.m., Eastern Daylight Time.

The Board of Directors has fixed the close of business on March 3, 2000 as the record date for determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of the Common Stock at the close of business on that day will be entitled to vote at the Annual Meeting. At the close of business on that day, there were 2,719,614 shares of Common Stock issued and 2,711,364 shares outstanding. Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and are not revoked, will be voted at the Annual Meeting in accordance with any instructions indicated in such Proxy. If no instructions are indicated, such shares will be voted (a) For the election of six persons as Directors of the Company, (b) For the approval of an additional 100,000 incentive stock option shares for future issuance under the Incentive Stock Option Plan adopted by the shareholders in 1995, (c) to ratify the appointment of BDO Seidman, LLP, and (d) in the discretion of the persons designated in the Proxies as to any other matter that may come properly before the Annual Meeting.

A shareholder who has submitted a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date or (iii) voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows: The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J. Curtis Lewis III, Secretary.

This Proxy Statement is dated March 17, 2000, and is first being mailed to the shareholders of the Company on or about March 22, 2000. The 1999 Annual Report to Shareholders of the Company, including financial statements for the year ended December 31, 1999, has been mailed to shareholders with this Proxy Statement.

The principal executive offices of the Company are located at 25 Bull Street, Savannah, Georgia 31401, and the telephone number of the Company at that address is (912) 651-8200. Where the context requires in this Proxy Statement, the term the "Company" may be used to refer collectively to the Company and its subsidiaries, The Savannah Bank, N.A. ("Savannah Bank") and Bryan Bank & Trust ("Bryan Bank"), collectively referred to as the "Banks."

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three Classes, with the terms of office of each Class ending in successive years. The terms of Directors of the First Class expire at this Annual Meeting. The Directors of the Second Class and the Third Class will continue in office. Currently there are six Directors in the First Class and five Directors in the Second and Third Classes. The shareholders are being asked to vote on the reelection of the Directors in the First Class.

The shares represented by the enclosed Proxy will be voted for the election of the six nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Proxies will cast votes for the remaining nominees and for such other persons as they may select. A plurality of the votes cast by the shares of Common Stock represented at the Annual Meeting, at which a quorum must be present, is required for the election of the Directors listed, as well as for the approval of all other proposals to be acted upon at the Annual Meeting. Cumulative voting for Directors is not permitted.

The Board of Directors unanimously recommends a vote FOR the election of the six nominees listed below.

The following table sets forth the name of each nominee Director and each Director continuing in office; a description of his or her positions and offices with the Company (other than as a Director), if any; a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in other companies with registered securities; and certain other information including his or her age and the number of shares of Common Stock beneficially owned as of March 3, 2000. For information concerning membership of committees of the Board of Directors and other information, see "Proposal I - Election of Directors - Information About the Board of Directors and Certain Committees."

All reports required pursuant to the insider trading regulations were filed timely with the exception of reports for Mr. Burnsed and Mr. Briscoe, EVP & CFO, who each exercised options during 1999 and did not correctly report the transactions.

Name, Age, And Year                                       Amount and
First Elected Or                                          Nature of    Percent
Appointed A Director      Information About Nominee Or    Beneficial      of
Or Executive Officer      Director Continuing In Office  Owner-ship(1)  Class(2)
-----------------------   -----------------------------  -------------  -------

                              NOMINEES FOR DIRECTOR

                                   First Class
                        Term Expiring Annual Meeting 2000

Robert H. Demere,         Mr. Demere is President of        30,509 (3)    1.13
Jr.(51)                   Colonial Group,Inc.,
1989                      a petroleum marketing company
                          in Savannah, Georgia.  Mr.
                          Demere has been employed by
                          Colonial since 1974.

Robert W. Groves          Mr. Groves is Chairman of the     20,625 (4)    0.76
III (50)                  Board of Strachan Shipping
1989                      Company, Savannah, Georgia,
                          a stevedoring and terminal
                          company. Mr. Groves has been
                          employed by Strachan Shipping
                          Company since 1973.

J. Curtis Lewis           Mr. Lewis is Secretary of the     41,345 (5)    1.53
III (47)                  Company and the Bank.  Since
1989                      1980, Mr. Lewis has been a
                          partner in the law firm of
                          Hunter & Lewis, LLP in
                          Savannah, Georgia.

M. Lane Morrison (54)     Mr. Morrison is a partner in      21,450 (6)    0.79
1989                      the law firm of Hunter, Maclean,
                          Exley & Dunn, PC, Savannah,
                          Georgia. From 1993 through 1995
                          he was a partner in the law firm
                          of Miller, Simpson and Tatum,
                          Savannah, Georgia.

James Toby Roberts,       Mr. Roberts has been President    49,213 (7)    1.82
Sr. (55)                  and owner of Roberts Truck
1998                      Center, Savannah, GA since 1969.

James W. Royal (51)       Mr. Royal is President of         40,161 (8)    1.48
1998                      Royal Brothers, Inc., engaged
                          in the retail hardware business
                          in  the Richmond Hill area under
                          the name of Royal True Value
                          and Village True Value
                          Hardware Stores since 1980.

                         DIRECTORS CONTINUING IN OFFICE

                                  Second Class
                        Term Expiring Annual Meeting 2001

E. James Burnsed (60)     Mr. Burnsed has served as Vice    70,882 (9)    2.59
1998                      Chairman of the Company since
                          December 1998 and Chairman & CEO
                          of Bryan Bank since January 1999.
                          He served as President & CEO of
                          Bryan Bancorp of Georgia, Inc.
                          and Bryan Bank from 1989 until
                          January 1999.

Russell W. Carpenter (59) Mr. Carpenter is the President    16,500        0.61
1989                      of Minis & Co., an investment
                          advisory firm in Savannah,
                          Georgia.  Mr. Carpenter has
                          been with this firm since 1972.

J. Wiley Ellis (59)       Mr. Ellis is the Chairman of the  23,440 (10)   0.87
1989                      Board of Directors of the Company
                          and Savannah Bank and also serves
                          as their general counsel. He has
                          been a partner in the law firm of
                          Ellis, Painter, Ratterree & Bart
                          LLP since March 1, 1996. He was
                          President of the law firm of Adams
                          & Ellis, P.C., Savannah, Georgia,
                          from 1982 through February, 1996.

Penelope S. Johnson (57)  Mrs. Johnson was the owner and    28,875        1.07
1989                      principal broker of Investment
                          Real Estate Company, Savannah,
                          Georgia, from 1978 - 1998. She
                          is currently a private investor.

Aaron M. Levy (59)        Mr. Levy is President of Levy     21,450 (11)   0.79
1989                      Jewelers, a chain of four
                          jewelry stores in Savannah,
                          Georgia.  Mr. Levy has been
                          employed by Levy Jewelers, Inc.
                          since 1962.

                                   Third Class
                        Term Expiring Annual Meeting 2002

Archie H. Davis (58)      Mr. Davis is President and       107,295 (12)   3.89
1989                      Chief Executive Officer of the
                          Company and Savannah Bank and a
                          director of Bryan Bank.  Mr.
                          Davis is also a Director of
                          Thomaston Mills, Inc., a textile
                          company headquartered in
                          Thomaston, Georgia and the
                          Savannah Electric and Power
                          Company, a subsidiary of the
                          Southern Company.

L. Carlton Gill (59)      Mr. Gill has been employed by     66,109 (13)   2.44
1998                      S. A. Allen, Inc. as a procure-
                          ment forester since 1964.

Jack M. Jones (63)        Mr. Jones is a private investor.  18,425 (14)   0.68
1989                      He is retired from the insurance
                          industry and serves as Chairman
                          of the Memorial Health University
                          Medical Center Board in Savannah.

Jack W. Shearouse (69)    Mr. Shearouse is the President    32,725        1.21
1989                      of Shearouse Lumber Company, a
                          wholesale and retail lumber
                          company in Pooler, Georgia.
                          Mr. Shearouse has been employed
                          there since 1957.

Robert T. Thompson,       Mr. Thompson has been employed    39,579 (15)   1.46
Jr. (59)                  by CSX Incorporated, a railroad
1998                      company, since 1962.

                          All Directors and executive
                          officers as a group(20 persons)  695,803       26.15


(1) Information relating to beneficial ownership by Directors is based upon information furnished by each Director using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities and Exchange Act of 1934. If not footnoted, the shares are owned with voting and dispositive rights. The percent of class is calculated on the assumption that a person's options have been exercised and that the total number of issued and outstanding shares of the Company have been increased correspondingly.

(2) The percent of class is calculated on the assumption that a person's options have been exercised and that the total number of outstanding shares of the Company have been increased correspondingly.

(3) Demere - Of the 30,509 shares beneficially owned by Mr. Demere, 23,255 are owned individually, 1,650 shares are in his IRA and 5,604 are owned by his children.

(4) Groves - Of the 20,625 shares beneficially owned by Mr. Groves, 16,500 are owned individually and 4,125 shares represent organizer options.

(5) Lewis - Of the 41,345 shares beneficially owned by Mr. Lewis, 20,460 shares are owned individually, 10,200 shares are in his IRA and money purchase retirement plan and 10,685 shares are owned by his children.

(6) Morrison - Of the 21,450 shares beneficially owned by Mr. Morrison, 10,725 are owned individually, 4,125 shares are in his IRA, 6,600 shares are in an income trust for his benefit.

(7) Roberts - Of the 49,213 shares beneficially owned by Mr. Roberts, 38,700 shares are owned individually, 5,503 shares are in his IRA, 1,110 shares are owned by his wife and 3,900 shares are owned by his children.

(8) Royal - Of the 40,161 shares beneficially owned by Mr. Royal, 36,461 shares are owned individually, 3,330 shares are in his IRA and 370 shares are owned by his children.

(9) Burnsed - Of the 70,882 shares beneficially owned by Mr. Burnsed, 34,348 shares are owned individually, 10,458 shares are in his IRA, 370 shares are owned by his wife individually and 906 shares are in his wife's IRA and 24,800 shares represent stock options.

(10) Ellis - Of the 23,440 shares beneficially owned by Mr. Ellis, 6,765 shares are owned individually and 16,675 shares are in his IRA.

(11) Levy - Of the 21,450 shares beneficially owned by Mr. Levy, 8,250 are owned individually, 12,375 shares are in his company and 825 shares are owned by his wife.

(12) Davis - Of the 107,295 shares beneficially owned by Mr. Davis, 28,875 shares are owned individually, 19,788 shares are in his IRA, 5,520 shares are owned by his children, 1,880 shares are owned by his wife, 1,732 shares are in his 401(k) plan and 49,500 shares are incentive stock options.

(13) Gill - Of the 66,109 shares beneficially owned by Mr. Gill, 41,190 shares are owned jointly with his wife, 1,979 shares are in his IRA, 2,220 shares are in his wife's IRA, 19,610 shares are owned by the estate of Louis C. Gill, of which he is the Executor and 1,110 shares are owned by his children.

(14) Jones - Of the 18,425 shares beneficially owned by Mr. Jones, 4,125 shares are owned individually and 14,300 shares are in his IRA.

(15) Thompson - Of the 39,579 shares beneficially owned by Mr. Thompson, 33,316 shares are owned individually, 1,996 shares are in his IRA, 3,342 shares are in his wife's IRA, and 925 shares are owned by his children.

                                   PROPOSAL II
                           INCENTIVE STOCK OPTION PLAN

In 1995, the shareholders of the Company approved an Incentive Stock Option Plan (the "ISO Plan") under which 29,700 shares (adjusted to 89,100 shares after adjusting for stock splits) of the Company's Common Stock could be issued to eligible employees. Shareholders increased the aggregate number of Reserved Shares which could be issued pursuant to the ISO Plan by an additional 25,000 shares (adjusted to 37,500 shares after adjusting for the 3-for-2 split in 1997) at the 1996 Annual Shareholder's Meeting. The Company also assumed a total of 13,875 incentive stock options pursuant to the merger agreement with Bryan Bancorp of Georgia, Inc. ("BBGA") that was approved by shareholders on December 15, 1998. Additionally, 26,825 non-ISO options were also assumed in the merger with BBGA.

As of March 3, 2000, there were a total of 130,550 unexercised incentive stock options with exercise prices from $7.50 - $25.63. There were also 23,050 non-ISO options outstanding with exercise prices of $5.76 to $6.35 from the BBGA merger and from the options granted to directors of the Company in 1990. A total of 2,500 Reserved Shares approved in 1996 remain unissued.

The Board of Directors proposes to amend the ISO Plan by increasing the aggregate number of Reserved Shares which may be issued pursuant to the ISO Plan by an additional One Hundred Thousand (100,000) shares of the Company's Common Stock. This proposed amendment requires the approval of the Company's shareholders. The incentive stock options will be granted to key employees in the future. No specific plans or commitments for future grants have been made.

The Board of Directors unanimously recommends a vote FOR an amendment to the Incentive Stock Option Plan adopted by the shareholders in 1995 to reserve an additional 100,000 incentive stock option shares for future issuance under the Incentive Stock Option Plan adopted by shareholders in 1995.

                                  PROPOSAL III
                             INDEPENDENT ACCOUNTANTS

The Board of Directors of the Company, upon the recommendation of its Audit Committee, has appointed BDO Seidman, LLP, independent certified public accountants, as independent accountants for the Company and the Banks for the current year ending December 31, 2000. The Board of Directors voted to change to BDO Seidman, LLP, as independent accountants, effective April 19, 1999. Arthur Andersen LLP served as its independent accountants from 1996 through 1998.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as independent accountants to audit the Company's accounts for the fiscal year 2000.

Management Stock Ownership

As of March 3, 2000, based on available information, all Directors and executive officers of the Company as a group (20 persons) beneficially owned 695,803 shares of Common Stock, which represented approximately 26.15 percent of the outstanding shares and exercisable options at that date. The foregoing figure includes, in some instances, shares in which members of a Director's or officer's immediate family have a beneficial interest by reason of shared voting or investment power and as to which the Director or officer may disclaim beneficial ownership. For additional information with respect to the options that have been granted to Directors and certain officers, see Proposal II above.

Information About the Board of Directors and Certain Committees

The Board of Directors of the Company held four regular and one special meeting during 1999. All Directors attended at least 75 percent of the meetings.

Executive Committee. The Executive Committee for the Company was appointed in January 1999. It is composed of four outside directors from Savannah Bank and two outside directors from Bryan Bank. Messrs. Davis and Burnsed serve as ex officio members of the Executive Committee. Regular Executive Committee meetings are held during each of the remaining eight months when none of the four regular board meetings are held. Messrs. J. Wiley Ellis, Chairman, Russell W. Carpenter, Robert H. Demere, Jr., J. Curtis Lewis III, James Toby Roberts, Sr. and James W. Royal serve on this Committee. All members have attended at least 75% of the Executive Committee meetings.

Audit Committee. The Audit Committee serves as a liaison between the Board of Directors and the independent accountants of the Company. The Committee approves the overall scope of the audit, reviews the results of the audit and reviews the systems of internal control of the Company. During the fiscal year ended December 31, 1999, the Audit Committee met four times. The Committee was composed of Messrs. J. Curtis Lewis III, Chairman, L. Carlton Gill, Robert W. Groves III, Penelope S. Johnson, Jack M. Jones, Aaron M. Levy, Robert T. Thompson, Jr., Jack W. Shearouse and Penelope S. Johnson. All directors except Directors Johnson and Shearouse attended at least 75% of the Audit Committee meetings.

Personnel/Compensation Committee. The Compensation Committee reviews and approves proposed direct compensation of officers, reviews and recommends to the Board incentive plans and benefit plans and reviews general compensation and benefits policy. The members of the Compensation Committee during 1999 were Messrs. Jack M. Jones , Chairman, Russell W. Carpenter, Julius Edel, Robert W. Groves III, J. Curtis III, Lewis and Jack W. Shearouse. The Compensation Committee held four meetings in 1999.

The following contains certain information about executive officers of the Company and the Bank who are not Directors.

Name and Year First
Elected an Officer                                 Positions Held and Principal
of the Company                    Age               Occupation Last Five Years
------------------                ---              ----------------------------
Stephen Stramm                     50               Executive Vice President -
1990                                                Lending of the Company and
                                                    Savannah Bank.

Robert B. Briscoe                  48               Chief Financial Officer of
1990                                                the Company, Executive Vice
                                                    President and Chief
                                                    Financial Officer of
                                                    Savannah Bank.

Executive Compensation and Benefits

The tables below set forth certain information concerning compensation paid to the most highly compensated executive officers whose cash compensation exceeded $100,000 ("Named Executive Officers") for services in all capacities during the years ended December 31, 1999, 1998 and 1997. Incentive stock options for 10,000 shares were granted to Mr. Burnsed in 1998 as specified in the Bryan merger agreement. No other options or stock appreciation rights were granted to Named Executive Officers.

                           Summary Compensation Table

                                                          Long Term Compensation
                          Annual Compensation (1)                 Awards
                   --------------------------------------  ---------------------
Name and                                    Other Annual              All Other
Principal                                     Compen-       Options/    Compen-
Position (2)       Year    Salary    Bonus   sation (3)     SARs(4)   sation (5)
-----------------  ----  --------   ------- ----------     -------   ----------

Archie H. Davis    1999  $145,000   $21,351     $9,046           0       $7,000
President & CEO    1998   145,000    21,411      9,534           0        5,600
                   1997   145,000    21,048      8,253           0        5,600

E. James Burnsed   1999  $ 90,000   $42,930   $112,493 (6)       0       $7,841
Vice Chairman and  1998    90,000    40,67     152,466 (6)  10,000        9,600
Chairman & CEO     1997    90,000    36,483     65,242 (6)       0        9,550
Bryan Bank

R. Stephen Stramm  1999  $105,000   $15,197     $2,647           0       $5 706
Executive Vice     1998    97,500    14,397      2,475           0        5,326
President-Lending  1997    97,500    14,124      2,324           0        5,309

G. Michael Odom    1999  $ 92,000   $18,276     $4,908           0       $6,687
President-Bryan    1998    80,000    19,454      4,658           0        5,780
Bank & Trust       1997    79,167    13,690      4,891           0        4,786

(1)  No compensation has been deferred.
(2) Only four executive officers have salary and bonus compensation that exceeds $100,000.
(3) Includes club dues, directors fees, personal use of auto and excess premiums on group life insurance.
(4) Amounts shown represent the number of shares underlying stock options granted each year.
(5) Amounts contributed to their respective Bank's Employee Savings and Profit Sharing Plans.
(6) Mr. Burnsed's other annual compensation includes income resulting from the exercise of nonqualified stock options in 1999, 1998 and 1997.


 No Options/SAR Grants were made to Named Executive Officers in 1999.

                        Aggregated Year-End Option Values

Shown below is information with respect to unexercised options to purchase the Company Common Stock held by the Named Executive Officers at December 31, 1999.



                                                                              (1)
                                          Number of Securities       Value of Unexercised
                                         Underlying Unexercised          In-the-Money
                                             Options/SARS                Options/SARS
             # of Shares                     at Year-End(#)              at Year-End($)
              Acquired      Value      --------------------------  -------------------------
   Name      on Exercise  Realized($)  Exercisable  Unexercisable  Exercisable Unexercisable
-----------  -----------  -----------  -----------  -------------  ----------- -------------

Mr. Davis       4,125      $ 67,813       49,500             0       $459,608     $      0
Mr. Burnsed     7,400       105,376       16,800         8,000        201,946            0
Mr. Stramm          0             0       24,750             0        229,804            0
Mr. Odom            0             0       13,875             0         87,228            0

(1) "Value" is calculated as the market price of the underlying securities on December 31, 1999 minus the grant price that ranges from $5.76 to $25.63. The market price has been determined as the closing price of the Company's stock as quoted on the Nasdaq National Market, which was $19.70 per share on December 31, 1999.

Directors were paid $7,000 per year as Director fees plus $250 for each Special meeting attended. No committee fees were paid except for $250 per meeting attended of the holding company Executive Committee, which meets during in the eight months in between quarterly Board meetings. The Chairman of the Board received an extra $500 per month, and the Secretary received an extra $250 per month for their additional responsibilities.

The Company entered into change in control agreements in February 1996 with Mr. Davis, Mr. Stramm and Mr. Briscoe. Change in control agreements were entered into with Mr. Burnsed and G. Michael Odom, President and Chief Operation Officer of Bryan Bank in December 1998 under the terms of the merger agreement with Bryan Bancorp of Georgia, Inc. Each of said agreements provides that the employee shall continue to receive the same level of compensation for a period of one year after a "change in control" occurs, and if terminated without cause during the one-year period immediately following a "change in control", shall continue to receive the same level of compensation for a period of one year after such termination without cause. A "change in control" is a sale of all or a substantial portion of the Company's assets, a merger or other reorganization whereby the Company is not the surviving entity or a change in control as defined by the OCC. Also, under the terms of the Bryan merger, the Company has written employment agreements with Messrs. Burnsed and Odom that provide for a continuance through December 2000 of similar benefits as they had at the time of the merger.

The Savannah Bank has had an incentive compensation arrangement with Messrs. Davis and Stramm in which they can earn a performance bonus up to 15 percent of their annual compensation, if the Bank achieves certain specified earnings, growth and expense control objectives set forth by the Board of Directors. Mr. Burnsed has had an incentive compensation arrangement with Bryan Bank where he earns a percentage of the Bryan Bank profits over a base amount. Bryan Bank has an incentive compensation arrangement with Mr. Odom in which he can earn up to 40 percent of his annual compensation if the Bank achieves certain performance goals. These incentive compensation formulas have in place for all three years presented.

                         Compensation Committee Report

Decisions with respect to the compensation of the Company's Named Executive Officers are made by the Compensation Committee (the "Committee"). During 1999, the following non-employee Directors served on the Committee: Messrs. Jack M. Jones , Chairman, Russell W. Carpenter, Julius Edel, Robert W. Groves III, J. Curtis Lewis III, Jack W. Shearouse, James W. Royal and James Toby Roberts. All decisions of the Committee relating to compensation are reviewed by the full Board of Directors. The report of the Committee presented below addresses the Company's compensation policies for 1999 with respect to Mr. Davis as CEO, as well as the Named Executive Officers as a group.

General Compensation Policies. The Company has a formal compensation plan designed to compensate executives for actions deemed to promote long-term shareholder value. These objectives require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in the Company's business plan and the contributions expected from senior executives; (2) integrate pay with the Company's business strategies, short-term and long-term performance goals, and results; (3) reward corporate performance achievements; and (4) recognize and reward individual initiative, responsibility and achievements. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder interests in the enhancement of shareholder value. Base salaries are set by the Board, after recommendation by the Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. In setting base salaries, consideration is also given to compensation paid to executives of financial institutions and other public companies similar in size and character to the Company.

The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of cash bonuses based on the performance of the Company, and long-term incentive compensation in the form of incentive stock options.

Compensation Paid in 1999. The Company's policy as to compensation of its executive officers, including the CEO, has to date been based upon level of performance in relation to the responsibilities and accomplishments incident to the individual's job description. In determining compensation, the Committee considers the progress made by the Company in laying a foundation for future revenue enhancements, income improvements, growth of the Company, and quality of the loan portfolio.

Compensation paid the Named Executive Officers in 1999 consisted of the following elements: base salary, bonus and matching contributions paid with respect to the Company's 401(k) Plan. Contributions made by the Company under the 401(k) Plan are made to all participating employees on a nondiscriminatory basis. The Company also has certain broad-based employee benefit plans in which Named Executive Officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1999. Except for bonuses and incentive stock options, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

During 1999, total assets of the Company grew 7 percent, loans grew 21 percent, operating net income increased 11 percent and operating return on average assets and average equity were 1.29 percent and 14.17 percent, respectively. The Company's loan growth was excellent. Four key lending officer hires were made. Senior management responsibilities were restructured to add strength in areas that needed improvement. Year 2000 preparation and plans were well executed. Excluding the residential mortgage origination income, the Company exceeded its consolidated earnings goals. Mortgage loan origination volumes across the industry were down 30-50 percent due to higher mortgage interest rates during 1999.

Based on Company performance, the Messrs. Davis and Stramm received bonuses of approximately 15% of their annual base salaries. Mr. Burnsed received $42,930, or 48 percent of his base salary, based on a pre-existing compensation formula for the Bryan Bank executive officers. Mr. Odom's bonus was based on an incentive plan formula and was $18,276, or approximately 20 percent of his salary.

Mr. Davis' 1999 Compensation. Mr. Davis' 1999 compensation consisted of a base salary and a quarterly cash bonus that totaled approximately 15 percent of base salary for the year. Mr. Davis' base salary of $145,000, plus director's fees of $7,250, was determined by the Committee at the beginning of the 1999. No increase in base salary was made for 1999. Mr. Davis' cash bonus of $21,351 for 1999 was determined based on specified quarterly performance goals consisting of core earnings, loan growth, deposit growth and expense control. These same measures were also used for the other executive officers. The performance goals were largely met with a pro rata reduction in the bonus payout for the unmet goals.

Compensation Committee Interlocks and Insider Participation. Mr.Carpenter's\ company, Minis & Co., serves as an approved investment advisor for the trust department of Savannah Bank. The trust department serves as custodian for certain Minis & Co. clients. Mr. Lewis, an attorney, is not general counsel but does handle certain loan-related transactions for the Banks. The Company, with the approval of the Board, from time to time engages consultants to provide relevant analyses and compensation alternatives to the Compensation Committee and the Board.
                             Stock Performance Graph

The following table provides a graphic comparison of the cumulative total shareholder return (calculated based upon the stock appreciation) on the Common Stock of the Company for the five-year period from December 31, 1994 through December 31, 1999. It includes the cumulative total return on the NASDAQ Market Index, the S&P 500 Total Return Index and the SNL <$250M Bank Asset-Size Index over the same period. All cumulative returns assume an initial investment of $100 in each of the Company's shares and their investment of all dividends.




                A GRAPH PREPARED BY SNL SECURITIES BASED ON THE
                 GRAPH INFORMATION BELOW, WHICH WAS PROVIDED BY
               THEM WAS FURNISHED TO SHAREHOLDERS IN THIS SPACE.




Following are the data points in which the corporate performance graph is based.


                                                              Period Ending
                                      ------------------------------------------------------------
Index                                 12/31/94  12/31/95  12/31/96   12/31/97  12/31/98   12/31/99
-----                                 --------  --------  ---------  --------  --------   --------
The Savannah Bancorp, Inc.              100.00    202.03     248.90    358.60    404.39     313.06
S&P 500 Total Return Index              100.00    137.58     169.03    225.44    289.79     350.78
Nasdaq - Total US                       100.00    141.33     173.89    213.07    300.25     542.43
SNL < $250M Bank Asset - Size Index     100.00    140.62     177.67    289.92    275.60     242.00
SNL < $500M Bank Asset - Size Index     100.00    136.80     176.08    300.16    274.06     253.69


The data included in the foregoing table was prepared by SNL Securities. The SNL Bank Indices includes banking companies with total assets less than $250 million and less $500 million in assets. These represent the peer group comparisons. The S & P Total Return Index and the Nasdaq - Total US Index are both broad market indexes.

                         OWNERSHIP OF EQUITY SECURITIES

As of March 17, 2000, there were no shareholders known by the Company to be the beneficial owner, as defined by SEC rules, of five percent or more of the outstanding shares of Common Stock.

                                  OTHER MATTERS

Certain Transactions

The Bank has granted loans to certain Directors of the Bank and to their associates. The aggregate amounts of loans were $8.755 million and $7.360 million at December 31, 1999 and 1998, respectively. During 1999, $8.898 million of new loans were made, and repayments totaled $7.503 million. Unused lines of credit available to related parties aggregated $2.249 million and $1.004 million at December 31, 1999 and 1998, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than normal risk of collectibility. No other related party transactions or services rendered to the Company or the Bank exceeded $60,000. There are no family relationships between directors and/or executive officers.

Proxy Solicitation

The Company will pay the cost of soliciting Proxies for the Annual Meeting. In addition to solicitation of shareholders of record by mail, telephone or personal contact, the Company will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Common Stock. Such holders, after inquiry by the Company, will provide information concerning quantities of Proxy materials and 1999 Annual Reports needed to supply such information to beneficial owners, and the Company will reimburse them for the expense of mailing Proxy materials and 1999 Annual Reports to such owners.

Shareholder Proposals for 2001 Annual Meeting

Proposals of shareholders to be presented at the 2001 Annual Meeting of the Company must be received by the Company on or before February 15, 2001 to be included in the Proxy Statement and Form of Proxy relating to the 2001 Annual Meeting of Shareholders. Proposals should be directed to The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J. Curtis Lewis III, Secretary.

Miscellaneous

The management of the Company knows of no other matters that are to be presented for action at the Annual Meeting. If any other matters are brought properly before the Annual Meeting, the persons designated in the enclosed Proxy will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose Proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits), a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission (SEC). Requests should be directed to The Savannah Bancorp, Inc., PO Box 188, Savannah, Georgia 31402, Attention: Robert B. Briscoe, Chief Financial Officer. The Form 10-K is also available on the internet from the SEC website at http://www.sec.gov/Archives/edgar/data/860519/, where it is accessible for immediate retrieval.

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